UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 8, 2021
EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, Connecticut 06484
(Address of principal executive offices)

203-944-5500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On March 8, 2021, Edgewell Personal Care Company (the “Company”) completed its previously announced private placement of 4.125% unsecured, unsubordinated notes due 2029 in an aggregate principal amount of $500 million (the “Notes”) to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.
The Company used the net proceeds from the issuance of the Notes, together with cash on hand, to satisfy and discharge the Company’s obligations with respect to its outstanding 4.700% Senior Notes due 2022 (“2022 Senior Notes”), which funds will be used to pay the redemption price for the 2022 Senior Notes, and to pay fees and expenses associated therewith. This document is not and should not be construed as a notice of redemption for the 2022 Senior Notes.
The Notes were issued pursuant to an indenture dated March 8, 2021 (the “Indenture”) among the Company, the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes will bear interest at a rate of 4.125% per annum, payable semiannually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 2021. The Notes will mature on April 1, 2029.
At any time prior to April 1, 2024, the Company may redeem the Notes in whole at any time, or in part from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium, together with accrued and unpaid interest to, but excluding, the applicable redemption date as set forth in the Indenture. In addition, until April 1, 2024, the Company may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes, with the net cash proceeds of certain equity offerings at a redemption price as set forth in the Indenture. In addition, the Company may be required to make an offer to purchase the Notes upon a change of control, as defined in the Indenture. On or after April 1, 2024, the Company may redeem the Notes in whole at any time, or in part from time to time, at its option, at the redemption prices specified in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date.
The Notes will be guaranteed, jointly and severally, by each of the Company’s direct and indirect wholly-owned domestic subsidiaries that guarantees the Company’s existing secured revolving credit facility (or certain replacements thereof) or that guarantees certain capital markets indebtedness of the Company, in each case provided that the amount of such credit facility or indebtedness exceeds a specified amount, for so long as they remain guarantors under such indebtedness and subject to release in certain other circumstances. The Notes and the guarantees thereof will be unsecured, unsubordinated indebtedness of the Company and the guarantors.
The Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods).
The foregoing description of the Indenture does not purport to be complete and, is subject to, and qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated into this Item 1.01 by reference.
Item 1.02 Termination of a Material Definitive Agreement.
On March 8, 2021, the Company satisfied and discharged its obligations under that certain Indenture, dated as of May 19, 2011, by and among the Company, the guarantors named therein and the Trustee, as supplemented by the Second Supplemental Indenture, dated as of May 24, 2012, the Third Supplemental Indenture, dated as of April 3, 2020 and the Fourth Supplemental Indenture, dated as of September 2, 2020, in each case by and among the Company, the guarantors named therein, and the Trustee, pursuant to which the 2022 Senior Notes were issued, by irrevocably depositing with the Trustee funds sufficient to redeem in full, on April 7, 2021, the $500 million aggregate principal amount of the 2022 Senior Notes.
Item 2.03 Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of March 8, 2021, among Edgewell Personal Care Company, the guarantors party thereto and the Trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWELL PERSONAL CARE COMPANY

By:  /s/ Marisa Iasenza
Marisa Iasezna
Chief Legal Officer

Dated: March 8, 2021